Exhibit 16.1

October 17, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Abeona Therapeutics, Inc., Changes in Registrant’s Certifying Accountant

Commissioners:

We have read the statements made by Abeona Therapeutics, Inc. pursuant to Item 4.01(b) of Form 8-K dated October 17, 2023, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made in Item 4.01(a) of Form 8-K.

Very truly yours.

/s/ Whitley Penn LLP